Exhibit 99.1

Praniti Lakhwara Appointed to Bread Financial™’s Board of Directors

COLUMBUS, Ohio, June 11, 2024 – Bread Financial Holdings, Inc. (NYSE: BFH) today announced that Praniti Lakhwara, a seasoned information technology executive, has joined the Company’s board as an independent director, effective June 10, 2024. In connection with her appointment, Ms. Lakhwara will also serve as a member of the board’s Risk & Technology committee.

Ms. Lakhwara currently serves as the chief information officer (CIO) at Zscaler, a global provider of cloud security solutions where she drives a comprehensive strategy to enable and scale a seamless experience for customers and employees. Prior to becoming CIO, she was the senior vice president of information technology and applications from 2021-2022. Before joining Zscaler, Ms. Lakhwara was the chief information officer at Conga, a provider of revenue recognition software, from 2017-2021, where she was responsible for infrastructure, applications, security and data platforms. She has also held various technology leadership roles with increasing responsibility, including vice president, information technology at Nimble Storage from 2015-2017 and senior director, applications and integration at Guideware Software from 2013-2015. At the beginning of her career, Ms. Lakhwara spent more than a decade at Align Technology where she began as an analyst and engineer, rising to senior director, information technology applications.

“Praniti Lakhwara brings more than two decades of experience building, scaling and maturing global IT operations,” said Ralph Andretta, president and CEO, Bread Financial. “Her management expertise and technology acumen nicely complement those of our existing board members and bring additional experience in deployment and governance of emerging technology, AI and automation. We are excited to welcome Ms. Lakhwara to the board and know her career and leadership experience will benefit our company, partners and customers.”

Ms. Lakhwara holds a bachelor’s degree in aeronautical engineering from Arizona State University.

With Ms. Lakhwara’s appointment, Bread Financial’s board now consists of 10 directors.

About Bread Financial™
Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.

©2024 Bread Financial

Headquartered in Columbus, Ohio, Bread Financial is powered by its approximately 7,000 global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit breadfinancial.com or follow us on Facebook, LinkedIn, Twitter/X and Instagram.

Contacts
Brian Vereb – Investor Relations
Brian.Vereb@BreadFinancial.com

Susan Haugen – Investor Relations
Susan.Haugen@BreadFinancial.com

Rachel Stultz – Media
Rachel.Stultz@BreadFinancial.com
©2024 Bread Financial